UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2017

HMN Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24100	41-1777397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1016 Civic Center Drive Northwest Rochester, Minnesota	55901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (507) 535-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02          Termination of a Material Definitive Agreement.

On August 31, 2017, HMN Financial, Inc. (the “Company”) voluntarily prepaid all of its obligations under the Loan Agreement with Project Hawkeye, L.L.C., dated December 15, 2014 (“Loan Agreement”), which originally provided for a term loan of up to $10.0 million that was evidenced by a promissory note that bore interest at a rate of 6.5% per annum (the “Note”). The amount of the prepayment was $7,077,097, which included the outstanding principal balance of $7.0 million and accrued but unpaid interest on the Note. The prepayment amount was funded by a $6.0 million cash dividend from the Company’s wholly-owned subsidiary, Home Federal Savings Bank, and existing Company cash. No prepayment premiums or penalties were incurred by the Company as a result of the prepayment. As a result of the prepayment, the Loan Agreement and the Note were terminated.

At the time the Note was repaid there was no material relationship between the Company or its affiliates and Project Hawkeye, L.L.C. other than the Loan Agreement and the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN Financial, Inc.
(Registrant)

Date: August 31, 2017	/s/ Jon Eberle

Jon Eberle
Senior Vice President,
Chief Financial Officer and
Treasurer